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                                                                      EXHIBIT 99




NEWS RELEASE

For Immediate Release                          Contact: Kathleen Masters Dezio
June 2, 1997                                           (703) 273-7500

             SUNRISE ASSISTED LIVING, INC. TO SELL $130 MILLION OF
              51/2 PERCENT CONVERTIBLE SUBORDINATED NOTES DUE 2002

FAIRFAX, Va.--Sunrise Assisted Living, Inc. (Nasdaq NM:SNRZ) today announced it will sell $130 million in 5 1/2 percent convertible subordinated notes due June 15, 2002 in a Rule 144A offering under the U.S. Securities Act of 1933, as amended. The offering is expected to close June 6, 1997. The Company has granted the Initial Purchasers a 30-day option to purchase up to an additional $20 million of notes to cover over-allotments, if any.

     The notes, which are non-callable for three years, will be convertible into common stock of the Company at a conversion price of $37.1875 per share. The notes will be convertible into a total of approximately 3,495,798 shares of common stock of the Company (4,033,613 shares if the Initial Purchasers' over-allotment option is exercised in full).

     Sunrise plans to use the net proceeds from the offering to finance the development and acquisition of additional assisted living facilities, for the possible repayment of indebtedness and for working capital and other corporate purposes.

     Moody's Investors Service assigned a B2 rating, and Standard & Poor's assigned its single B'-minus rating, to the convertible subordinated notes. Standard & Poor's assigned Sunrise a single  B'-plus corporate credit rating.

     Neither the notes nor the common stock of the Company issuable upon conversion of the notes has been registered under the Securities Act of 1933, as amended, or any state securities laws. Accordingly, these securities may not be offered or sold in the U.S. absent registration or an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

     Founded by Paul and Terry Klaassen in 1981, Sunrise Assisted Living, Inc. operates 43 communities in 11 states with a resident capacity of more than 3,900, and has an additional 20 facilities currently under construction.

     This announcement is neither an offer to sell nor a solicitation to buy any of these securities.





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